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                                                                   EXHIBIT 15.1




                          ACCOUNTANTS' AWARENESS LETTER


May 8, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 7, 2003, on our review of the condensed consolidated interim financial information of GlobalSantaFe Corporation and subsidiaries (the "Company") as of and for the period ended March 31, 2003, and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2003, is incorporated by reference in (i) the Registration Statements on Form S-8 (Registration Nos. 333-7070, 333-62708, 333-73878 and 333-105015) of
GlobalSantaFe Corporation and (ii) the Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (Registration No. 333-70268) of GlobalSantaFe Corporation.

Very truly yours,


/s/ PricewaterhouseCoopers LLP